Exhibit 99.1
NEWS RELEASE
For more information contact:
FEI Company
Fletcher Chamberlin
Treasurer & Communications Director
(503) 726-7710
fletcher.chamberlin@fei.com

FEI Announces Quarterly Cash Dividend of $0.08 per Share

HILLSBORO, Ore., November 15, 2012 - FEI Company (NASDAQ: FEIC) announced that its board of directors has approved payment of a quarterly dividend of $0.08 per share of common stock. The dividend will be paid on January 22, 2013 to shareholders of record as of the close of business on January 9, 2013.
The timing and amounts of future dividends are subject to determination and approval by FEI's board.

About FEI
FEI Company (Nasdaq: FEIC) is a leading supplier of scientific instruments for nanoscale applications across many industries: materials science, life sciences, semiconductors, data storage, natural resources and more. With more than 60 years of technological innovation and leadership, FEI has set the performance standard in transmission electron microscopes (TEM), scanning electron microscopes (SEM) and DualBeams™, which combine a SEM with a focused ion beam (FIB). Headquartered in Hillsboro, Ore., USA, FEI has approximately 2,400 employees and sales and service operations in more than 50 countries around the world. More information can be found at: www.fei.com.

Safe Harbor Statement
This news release contains forward-looking statements that include statements regarding FEI's plans to pay a quarterly dividend. Factors that could affect these forward-looking statements include but are not limited to: a significant slowing in sales due to global economic conditions, geopolitical risks or other reasons; changes in tax laws applicable to cash dividends or share repurchases; unexpected significant costs related to additional merger and acquisition activity; unexpected costs which reduce operating margins and unexpected uses of cash for working capital or other operating purposes. Please also refer to our Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.